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                                     [LETTERHEAD]



                                                                   EXHIBIT 5.1



                                   January 8, 1999


Informix Corporation
4100 Bohannon Drive
Menlo Park, CA  94025


     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 8, 1999 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 2,492,014 shares of your Common Stock, par value $0.01 per share (the "Shares"), reserved for issuance pursuant to the Red Brick Systems, Inc. 1995 Stock Option Plan, the Supplemental Stock Option Plan and the Written Compensation Agreements with Phillip Fernandez and Christopher Erickson (together, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plans.

     It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and sold in the manner referred to in the applicable Plan and pursuant to the agreement which accompanies the applicable Plan, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                   Very truly yours,

                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation

                                   /s/   Wilson Sonsini Goodrich & Rosati